PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 18, 2000	Pricing Supplement No. 54 to Registration Statement No. 333-34392 January 10, 2001 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
MEDIUM-TERM NOTES, SERIES C
Senior Floating Rate Notes

We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes—Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.
Principal Amount:	$35,000,000	Settlement Date: (Original Issue Date):	January 16, 2001
Maturity Date:	January 16, 2004	Initial Interest Reset Date:	January 17, 2001
Interest Accrual Date:	January 16, 2001	Interest Reset Dates:	Each business day
Interest Payment Dates:	Each January 16, April 16, July 16, and October 16, commencing April 16, 2001	Interest Reset Period:	Daily
Initial Interest Rate:	To be determined on the Original Issue Date	Interest Determination Dates:	Same as Interest Reset Dates
Base Rate:	Federal Funds Rate	Reporting Service:	Telerate (page 5)
Index Maturity:	One Day	Book Entry Note or Certificated Note:	Book Entry Note
Spread (Plus or Minus):	Plus 0.45% per annum	Senior Note or Subordinated Note:	Senior Note
Index Currency:	N/A	Agent:	Morgan Stanley & Co. Incorporated
Interest Payment Period:	Quarterly	Calculation Agent:	The Chase Manhattan Bank
Specified Currency:	U.S. Dollars	Minimum Denomination:	$1,000
Issue Price:	100%	CUSIP:	61745ERB9

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER